FIRST AMENDMENT TO
                               AGREEMENT OF SALE

THIS FIRST AMENDMENT TO AGREEMENT OF SALE ("Amendment") is made this _______ day of April, 1996 by and between J. Herzog & Sons, Inc., a Colorado corporation ("Purchaser"), and Huntington Plaza Limited Partnership, an Illinois limited partnership ("Seller").

WHEREAS, Purchaser and Seller entered into an Agreement of Sale dated _____________, 1996 (the "Agreement", to which reference should be made for all terms not otherwise herein defined), pertaining to the Property commonly known as Huntington Plaza Shopping Center, Huntington, Indiana; and

WHEREAS, Purchase and Seller desire to amend the Agreement to provide, among other things, for the adjustment of the Purchase Price and for certain approvals, as more fully herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Purchase Price

     (a) The Purchase Price is amended by reducing the Purchase Price from $2,650,000.00 to $2,400,000.00.

     (b) The Earnest Money in the amount of $50,000.00 pursuant to Sections 2.a. and 2.b. of the Agreement shall be posted by Purchaser upon execution hereof. The portion of the Purchase Price to be paid on the Closing Date pursuant to Section 2.c. of the Agreement is amended by reducing such amount from $2,350,000 to $2,050,000.

2. Closing Date. The Closing Date pursuant to Section 8 of the Agreement is amended by extending the Closing Date from May 8, 1995 to May 21, 1996 and extending the Extended Closing Date from June 15, 1996 to June 27, 1996.

3. Exhibits. Seller and Purchase acknowledge that the Note, the Mortgage and the Subordination Agreement, attached hereto, shall be Exhibits M, N and R, respectively, of the Agreement; provided, however, the original principal amount of the Note shall be $300,000, the term of the Note shall be ten (10) years, and the monthly installments under Section 1(b) of the Note shall be determined on the basis of a twenty (20) year amortization.

4. Force and Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. As herein modified, the Agreement shall remain in full force and effect in accordance with the terms and conditions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                         PURCHASER:

                         J. HERZOG & SONS, INC., a
                         Colorado corporation


                         By:  /s/ Martin H. Herzog
                            ---------------------------------
                                Martin H. Herzog, President


                         SELLER:

                         HUNTINGTON PLAZA LIMITED
                         PARTNERSHIP, an Illinois limited
                         partnership

                         By:  Huntington Plaza, Inc.,
                              an Illinois corporation, the
                              General Partner

                              By:  /s/ Phillip Schechter
                                  --------------------------
                              Name:  Phillip Schechter
                              Title:  Authorized Agent